Exhibit 99.1

Celladon Reports Second Quarter 2015 Financial Results

SAN DIEGO, CA, August 11, 2015 – Celladon Corporation (Nasdaq: CLDN), today announced financial results for the quarter ended June 30, 2015 and recent corporate updates.

Second Quarter 2015 and Recent Corporate Updates

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In April, Celladon announced that its Phase 2b CUPID2 trial did not meet its primary or secondary endpoints. CUPID2 is a randomized, double-blind, placebo-controlled, multinational trial evaluating a single, one-time, intracoronary infusion of the cardiovascular gene therapy agent MYDICAR® (AAV1/SERCA2a) versus placebo added to a maximal, optimized heart failure drug and device regimen.

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In June, Celladon confirmed its plans to suspend further research or development of its MYDICAR (AAV1/SERCA2a) program and its other programs including the Stem Cell Factor (mSCF) gene therapy and SERCA2b small molecule programs.

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In the second quarter of 2015, Celladon’s Board of Directors approved an approximately 70% reduction of Celladon’s workforce in order to reduce operating expenses and conserve cash resources as the Company evaluates strategic alternatives in light of the negative CUPID 2 data.

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In June, Celladon announced the engagement of Wedbush PacGrow Healthcare as its exclusive financial advisor and a strategic plan pursuant to which the Company immediately commenced a process to seek a merger or sale. This process is ongoing and could include the sale of the Company or some or all of its assets, and/or a liquidation and distribution of the remaining cash to its shareholders. Celladon estimates that if a merger, sale or liquidation transaction were to be completed in the second half of 2015, its net cash immediately prior to the transaction and/or available for distribution to shareholders, after paying current obligations and commitments, would be approximately $25-$30 million. This projection is based on Celladon’s current expectations and assumptions, and the actual amount of net cash could differ materially from the Company’s current estimate.

“Due to the negative results from the CUPID2 study, our Board of Directors unanimously determined that seeking a merger or sale provides the best opportunity to maximize shareholder value. We are proceeding expeditiously with this process,” said Paul Cleveland, president and chief executive officer of Celladon.

Second Quarter 2015 Financial Results

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Cash Position: Cash, cash equivalents and investments as of June 30, 2015 were $58.0 million. On August 3, 2015, the Company prepaid the outstanding amounts due under its loan agreement. The aggregate prepayment amount, including an end of term charge, was $11.8 million.

●	Research and Development Expenses: Research and development expenses were $9.5 million and $5.0 million, respectively, for the second quarter of 2015 and 2014.

●	General and Administrative Expenses: General and administrative expenses were $3.5 million and $2.0 million, respectively, for the second quarter of 2015 and 2014.

●	Other Expense/Income, Net: Other expense, net was $450 thousand and other income was $13 thousand for the second quarter of 2015 and 2014, respectively.
●	Consolidated Net Loss: Consolidated net loss was $16.5 million and $7.0 million for the second quarter of 2015 and 2014, respectively.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding Celladon’s process to seek a merger or sale and its ability to maximize shareholder value through such a process, as well as projections regarding the amount of net cash to be available upon consummation of a transaction or in a liquidation and distribution. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Celladon’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with the ability to identify and consummate any merger or sale through the process being conducted by Celladon and the ability to project future cash utilization and reserves needed for contingent future liabilities. Risks and uncertainties facing Celladon are described more fully in Celladon’s filings with the Securities and Exchange Commission, including without limitation its Form 10-Q for the quarter ended June 30, 2015. All forward-looking statements contained in this press release speak only as of the date on which they were made. Celladon undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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CONTACT:

Fredrik Wiklund

Vice President, Corporate Development and Investor Relations

(858) 432-7215

Condensed Consolidated Statements of Operations

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Operating expenses:
Research and development	$9,501	$4,981	$21,019	$10,199
General and administrative	3,493	2,024	8,272	3,730
Restructuring charges	3,081	—	3,081	—

Total operating expenses	16,075	7,005	32,372	13,929

Loss from operations	(16,075)	(7,005)	(32,372)	(13,929)

Other income (expense), net	(450)	13	(899)	(225)

Consolidated net loss	$(16,525)	$(6,992)	$(33,271)	$(14,154)

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$50,041	$14,435
Short-term investments	8,004	70,513
Prepaid expenses and other assets	1,165	3,135

Total current assets	59,210	88,083
Property and equipment, net	616	763
Other assets	127	264

Total assets	$59,953	$89,110

Liabilities, preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$3,446	$5,803
Accrued restructuring charges	2,392	—
Accrued clinical expenses	342	731
Accrued interest	69	71
Current portion of long-term obligations	10,587	1

Total current liabilities	16,836	6,606
Long-term obligations, net of discount	10	10,102
Non-current liabilities	283	298
Stockholders’ equity	42,824	72,104

Total liabilities, preferred stock and stockholders’ equity	$59,953	$89,110